Exhibit 99.1

CRH Medical Appoints Tom Sanders as Vice President of Commercial Development

New Position Created to Accelerate Growth of CRH's O'Regan System

VANCOUVER, Jan. 6, 2020 /CNW/ - CRH Medical Corporation (TSX: CRH) (NYSE MKT: CRHM) ("CRH" or the "Company"), today announced the appointment of Tom Sanders as Vice President of Commercial Development.

Mr. Sanders joins CRH with over 30 years of experience as both an executive and entrepreneur and will focus on identifying and implementing a range of strategies that will support the growth of the O'Regan System. O'Regan is a single-use, disposable, non-surgical hemorrhoid-banding technology that is safe and highly effective in treating all grades of hemorrhoids.

Mr. Sanders has extensive experience leading business development, strategic planning, commercial and operational activities. He joins CRH formerly from The GI Alliance, a Waud Capital Partners-sponsored gastrointestinal services organization that supports more than 315 independent gastroenterologists across five states, where he served as Senior Vice President of Business Development and Strategic Growth. Prior to joining GI Alliance, Mr. Sanders was founder, and Chief Executive Officer of Captify Health, which provided technology-enabled services for physician practices, health plans and health systems.

"On behalf of the Board of Directors and our senior leadership group, I am pleased to welcome Tom to the CRH team," said Dr. Tushar Ramani, Chief Executive Officer of CRH. "With his deep understanding of the healthcare industry and experience in the gastroenterology services market, Tom is exceptionally qualified to lead our O'Regan product segment. Moreover, Tom's arrival highlights the first time in our history that we have had an executive dedicated to leading, expanding and growing the CRH O'Regan segment."

"I am excited to join CRH at such an exciting stage in its development, with its rapidly expanding anesthesia services footprint and its clinically differentiated O'Regan product offering," commented Mr. Sanders. "With a market opportunity that we believe exceeds $100 million, we expect to develop and execute a number of strategies to fully optimize O'Regan's growth."

About CRH Medical Corporation
CRH Medical Corporation is a North American company focused on providing gastroenterologists throughout the United States with innovative services and products for the treatment of gastrointestinal diseases. In 2014, CRH became a full-service gastroenterology anesthesia company that provides anesthesia services for patients undergoing endoscopic procedures in ambulatory surgical centers. To date, CRH has completed 25 anesthesia acquisitions. CRH now serves 58 ambulatory surgical centers in 11 states and performs approximately 374,000 procedures annually. In addition, CRH owns the CRH O'Regan System, a single-use, disposable, hemorrhoid banding technology that is safe and highly effective in treating all grades of hemorrhoids. CRH distributes the O'Regan System, treatment protocols, operational and marketing expertise as a complete, turnkey package directly to gastroenterology practices, creating meaningful relationships with the gastroenterologists it serves. The O'Regan System is currently used in all 48 lower US states.

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SOURCE CRH Medical Corporation

View original content: http://www.newswire.ca/en/releases/archive/January2020/06/c9898.html

%CIK: 0001461119

For further information: Constantine Davides, CFA, 339-970-2846, constantine.davides@westwicke.com

CO: CRH Medical Corporation

CNW 14:00e 06-JAN-20